Exhibit 99.1

CYS Investments, Inc. Announces Third Quarter 2017 Financial Results

For Immediate Release
NEW YORK, NY – October 25, 2017 – CYS Investments, Inc. (NYSE: CYS) ("CYS", "we", "us", "our", or the "Company") today announced financial results for the quarter ended September 30, 2017 (the "Third Quarter").

Third Quarter 2017 Summary Results

•	September 30, 2017 book value per common share of $8.60, after declaring a $0.25 dividend per common share, up 3.5% from $8.31 at June 30, 2017.

•	GAAP net income (loss) available to common stockholders of $83.0 million, or $0.54 per diluted common share.

•	Core Earnings plus Drop Income of $37.0 million ($29.8 million Core Earnings and $7.2 million Drop Income), or $0.24 per diluted common share ($0.19 Core Earnings and $0.05 Drop Income).

•	Interest rate spread, net of hedge, including Drop Income, of 1.32%.

•	Operating expense ratio of 1.31%.

•	Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (collectively, "Debt Securities") of $103.01.

•	Leverage ratio of 7.02:1 at September 30, 2017.

•	Constant Prepayment Rate ("CPR") of 9.5%.

•	Total stockholder return on common equity of 6.50%.

Nine Months Ended September 30, 2017 Highlights

•	Core Earnings plus Drop Income of $119.3 million ($94.0 million Core Earnings and $25.3 million Drop Income), or $0.78 per diluted common share ($0.62 Core Earnings and $0.16 Drop Income).

•	Declared dividends of $0.75 per share.

•	Total stockholder return on common equity of 12.24%.

Market Commentary

Market performance in the Third Quarter was much like the quarter ended June 30, 2017 (the "Prior Quarter"). Geopolitical forces and central bank signals influenced the markets. In the Third Quarter, yields for U.S. Treasuries traded within a narrow 35 basis points ("bps) range. Early in the Third Quarter, interest rates moved to their lows for fiscal year 2017, but then retraced those movements. Concurrently, equity markets continued to advance to all-time highs.

Expectations for meaningful fiscal stimulus programs have diminished through the year, and the bond market has priced in low expectations for accelerating economic growth or a significant increase in inflation in the near term. Notably, in 2017 to date, 10-year U.S. Treasuries have traded in their tightest range (59 bps) since 1965. In the Third Quarter, U.S. Treasury yields trended lower as the Federal Reserve (the "Fed") acknowledged some concerns about continued low inflation and heightened North Korean tensions induced a flight to safety, pushing the yield on the 10-year U.S. Treasury to 2.04% in early September, its low for the year. In the final three weeks of the Third Quarter, yields increased as the Fed (as well as the Bank of England) signaled their determination to normalize interest rates over the coming quarters. The markets interpreted these public statements to mean the Fed would likely raise rates at the Federal Open Market Committee's ("FOMC") next meeting in December. The bond markets ended the Third Quarter with the 10-year U.S. Treasury yield at 2.33%, just 3 bps higher than the end of the Prior Quarter.

The yield curve continued to flatten during the Third Quarter as short-term bond yields increased more than longer-term yields due to rising expectations for a Fed increase in interest rates in December. Chairperson Yellen, in a September speech, suggested she supported a December rate hike noting that lower-than-target inflation can be attributed to some transitory factors. Chairperson Yellen also noted that the uncertain inflation outlook "strengthens the case for gradual tightening," implying that the terminal funds rate could continue to drift lower. Given the flatter yield curve driven by slowly rising short-term interest rates, we continue to expect our borrowing costs to slowly rise.

Prices of Agency residential mortgage-backed securities ("Agency MBS") remained firm in the Third Quarter despite the Fed’s announced balance sheet normalization program, likely to commence in October as the Fed confirmed in its September

20 meeting. Agency MBS appreciated in price during the Third Quarter even as similar duration U.S. Treasuries increased more modestly. The relative outperformance of Agency MBS reflects several factors; (i) the Fed’s normalization plans have been well-telegraphed and understood by the market for some time; and (ii) balance sheet normalization will begin modestly and is not expected to ramp up to its $20 billion cap until October 2018. Additionally, these securities have been in demand by a wide variety of investors and offer attractive returns relative to corporate bonds and commercial real estate. Thirty-year Fannie Mae yields tightened by 9 bps relative to 7-year swap rates and by a commensurate amount relative to 7-year U.S. Treasuries. Fifteen-year Fannie Mae yields tightened by 10 bps relative to 5-year swaps and 9 bps relative to 5-year U.S. Treasuries. The majority of our Agency MBS holdings increased in price in the Third Quarter.

In early September, the postponement of the debt ceiling decision until early December 2017 took pressure off short-term borrowing markets. A restrained supply of U.S. Treasuries in the final months of 2017, necessary to achieve the required low-level of cash on the U.S. Treasury’s books by the debt ceiling deadline on December 8th, may help hold repo rates at lower levels than previously expected for most of the fourth quarter of 2017. A growing shortage of U.S. Treasuries in the markets is likely to spill over to the short-term borrowing markets and should keep borrowing rates in-line with the federal funds target rate.

In the near-term, we expect that markets will continue to react to speculation and the ultimate nomination of the next Fed chair. This is likely to create volatility in the bond markets and potential opportunities for CYS.

Third Quarter 2017 Results
The Company’s book value per common share on September 30, 2017 was $8.60, compared to $8.31 at June 30, 2017, after declaring a $0.25 dividend per common share on September 11, 2017.
The Company generated net income available to common stockholders of $83.0 million in the Third Quarter, or $0.54 per diluted common share, compared to $45.0 million, or $0.30 per diluted common share, in the Prior Quarter, the key components of which are described below.
In the Third Quarter, the Company generated Core Earnings (defined below) plus Drop Income (defined below) of $37.0 million, or $0.24 per diluted common share, comprised of Core Earnings of $29.8 million, or $0.19 per diluted common share, and Drop Income of $7.2 million, or $0.05 per diluted common share. This compares to Core Earnings plus Drop Income of $40.6 million, or $0.27 per diluted common share during the Prior Quarter, comprised of Core Earnings of $31.9 million, or $0.21 per diluted common share, and Drop Income of $8.7 million, or $0.06 per diluted common share. Core Earnings decreased in the Third Quarter relative to the Prior Quarter largely resulting from a $5.8 million increase in total interest expense due to an increase in the average cost of funds from repurchase agreements ("repo borrowings") and an increase in outstanding repo borrowings. The increase in the average cost of funds largely stems from the Fed's 25 bps rate hike in June 2017, coupled with an increase in average repurchase agreements to $9.8 billion during the Third Quarter from $9.3 billion during Prior Quarter.
The $5.8 million increase in interest expense in the Third Quarter was partially offset by (i) a $1.9 million increase in total interest income that resulted from a $0.5 billion increase in average settled Debt Securities during the quarter, which was partially offset by an increase in prepayment speeds and a corresponding $1.8 million increase in net premium amortization expense relative to the Prior Quarter, (ii) a $1.5 million decrease in swap and cap interest expense resulting from a combination of repositioning a portion of our hedge portfolio (as further described below) and an increase in the 3-month London Interbank Offered Rate ("LIBOR") during the Third Quarter, the index for the receive-leg of our swaps and (iii) a $0.3 million decrease in operating expenses.
In the Third Quarter, total interest income increased by $1.9 million to $79.0 million from $77.1 million in the Prior Quarter due to an increase in average settled Debt Securities to $11.3 billion during the Third Quarter from $10.8 billion during the Prior Quarter. The average yield on our settled Debt Securities decreased to 2.79% in the Third Quarter from 2.86% in the Prior Quarter as the CPR increased to 9.5% from 7.5% in the Prior Quarter resulting in a $1.8 million increase in amortization expense to $14.4 million in the Third Quarter from $12.6 million in the Prior Quarter.
Drop Income decreased by $1.5 million in the Third Quarter relative to the Prior Quarter as a result of a lower volume of forward purchase settling transactions from which we derive Drop Income.
The Company's net interest income of $47.0 million in the Third Quarter, down approximately $3.9 million from $50.9 million in the Prior Quarter, is largely due to the increase in interest expense described above, resulting in an increase in the average cost of funds to 1.30% in the Third Quarter from 1.13% in the Prior Quarter. The increase in total interest expense was partially offset by the increase in total interest income and decrease in swap and cap interest expense described above.
Our Economic Net Interest Income, a non-GAAP measure, is generated primarily from the net spread, or difference, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. The amount of Economic Net Interest Income we earn on our investments depends in part on our ability to manage our financing costs, which represents a significant portion of our total expenses. Economic Interest Expense consists of interest expense, as computed in accordance with GAAP, plus swap and cap interest expense used to hedge our cost of funds, a component of net gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations. We present the non-GAAP measures Economic Net Interest Income, and Economic Interest Expense to provide an economic measure of our interest income and expense net of borrowing and hedge expense, which management uses to evaluate the Company's investment portfolio. We believe providing users of our financial information with such measures in addition to the related GAAP measures gives users additional transparency into the information used by our management in its financial and operational decision-making, which is meaningful information to consider in addition to the related GAAP measures as it reflects the economic cost of financing our investment portfolio. The following table presents a reconciliation of GAAP total net interest income and interest expense to Economic Net Interest Income and Economic Net Interest Expense, respectively, for each respective period.

(dollars in thousands)	Three Months Ended
	September 30, 2017	June 30, 2017	March 31, 2017
Net interest income	$46,990	$50,906	$52,092
Swap and cap interest expense	6,948	8,434	8,327
Economic Net Interest Income	$40,042	$42,472	$43,765

Total interest expense	$31,971	$26,182	$21,221
Swap and cap interest expense	6,948	8,434	8,327
Economic Interest Expense	$38,919	$34,616	$29,548
The Company's Economic Net Interest Income, which reflects swap and cap interest expense, as well as interest expense on repo borrowings, was $40.0 million in the Third Quarter, a decrease of approximately $2.5 million from $42.5 million in the Prior Quarter. The decrease in Economic Net Interest Income was primarily due to higher total interest expense, partially offset by a decrease in swap and cap interest expense and an increase in total interest income, as previously described.
In the Third Quarter, Economic Interest Expense totaled $38.9 million, compared to $34.6 million in the Prior Quarter. Interest expense on repo borrowings increased to $32.0 million in the Third Quarter from $26.2 million in the Prior Quarter due to a 17 bps increase in the average cost of funds, while swap and cap interest expense decreased by $1.5 million during the Third Quarter as a result of rebalancing a portion of our hedge portfolio to take advantage of the low interest rate environment during the Third Quarter. We terminated cancelable swaps with a $1.0 billion notional and a weighted-average pay rate of 2.42% and replaced them with swaps with a $0.9 billion notional and a weighted-average pay rate of 1.99%. Terminating the aforementioned hedges resulted in a realized loss of $(3.9) million during the Third Quarter. The change in realized and unrealized gains (losses) on derivative instruments results from changes in swap rates. To illustrate, during the Third Quarter 5-year and 7-year swap rates increased by 4 bps and 3 bps, whereas they decreased by 9 bps and 11 bps during the Prior Quarter, respectively. Overall, the adjusted average cost of funds and hedge increased to 1.39% during the Third Quarter, from 1.26% during the Prior Quarter. The Company’s interest rate spread net of hedge including Drop Income decreased to 1.32% in the Third Quarter from 1.49% in the Prior Quarter as a result of the increase in interest expense and decrease in Drop Income resulting from a decrease in forward-settling trade activity ("TBA") activity, partially offset by the increase in total interest income and decrease in swap and cap interest expense during the Third Quarter further described above.
The Company recognized an aggregate net realized and unrealized gain (loss) from investments of $31.1 million in the Third Quarter, compared to $31.5 million in the Prior Quarter, resulting from an increase in the prices of Agency RMBS during the Third Quarter. To illustrate, during the Third Quarter, the price of a 30-year 3.5% Agency RMBS increased $0.38 to $103.05.
The Company recognized a net realized and unrealized gain (loss) on derivative instruments of $22.1 million in the Third Quarter (comprised of $16.2 million net realized and unrealized gain on swap and cap contracts and $5.9 million net realized and unrealized gain on TBA dollar roll transactions whereby the Company is not contractually obligated to accept delivery on the settlement date (the "TBA Derivatives")) compared to a net realized and unrealized loss on derivative instruments of $(18.3) million in the Prior Quarter (comprised of $(28.4) million net realized and unrealized loss on swap and cap contracts and a $10.1 million net realized and unrealized gain on TBA Derivatives).
The Company’s operating expense ratio as a percentage of average stockholders' equity ("Operating Expense Ratio") was 1.31% in the Third Quarter, compared to 1.40% in the Prior Quarter.

Set forth below are summary financial data for the Third Quarter, and prior two quarters:
Summary Financial Data

(dollars in thousands except per share data)	Three Months Ended
Key Balance Sheet Metrics	September 30, 2017	June 30, 2017	March 31, 2017
Average settled Debt Securities (1)	$11,335,599	$10,796,064	$10,819,433
Average total Debt Securities (2)	$12,722,188	$12,479,401	$12,485,920
Average repurchase agreements (3)	$9,820,318	$9,276,572	$9,264,522
Average Debt Securities liabilities (4)	$11,206,907	$10,959,909	$10,931,009
Average stockholders' equity (5)	$1,570,974	$1,550,906	$1,539,245
Average common shares outstanding (6)	152,487	151,729	151,572
Leverage ratio (at period end) (7)	7.02:1	7.20:1	7.15:1
Hedge Ratio (8)	86%	97%	99%
Book value per common share (at period end) (9)	$8.60	$8.31	$8.26
Weighted-average amortized cost of Agency RMBS and U.S. Treasuries (10)	$103.01	$103.31	$103.26

Key Performance Metrics*
Average yield on settled Debt Securities (11)	2.79%	2.86%	2.71%
Average yield on total Debt Securities including Drop Income (12)	2.71%	2.75%	2.65%
Average cost of funds (13)	1.30%	1.13%	0.92%
Average cost of funds and hedge (14)	1.59%	1.49%	1.28%
Adjusted average cost of funds and hedge (15)	1.39%	1.26%	1.08%
Interest rate spread net of hedge (16)	1.20%	1.37%	1.43%
Interest rate spread net of hedge including Drop Income (17)	1.32%	1.49%	1.57%
Operating expense ratio (18)	1.31%	1.40%	1.61%
Total stockholder return on common equity (19)	6.50%	3.63%	2.16%
Constant prepayment rate (weighted-average experienced 1-month) (20)	9.5%	7.5%	8.1%

(1)	The average settled Debt Securities is calculated by averaging the month-end cost basis of settled Debt Securities during the period.

(2)	The average total Debt Securities is calculated by averaging the month-end cost basis of total Debt Securities and unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(3)	The average repurchase agreements are calculated by averaging the month-end repurchase agreements balances during the period.

(4)
The average Debt Securities liabilities are calculated by adding the average month-end repurchase agreements balances plus average unsettled Debt Securities (inclusive of TBA Derivatives) during the period.

(5)	The average stockholders' equity is calculated by averaging the month-end stockholders' equity during the period.

(6)	The average common shares outstanding are calculated by averaging the daily common shares outstanding during the period.

(7)
The leverage ratio is calculated by dividing (i) the Company's repurchase agreements balances plus payable for securities purchased minus receivable for securities sold plus net TBA Derivative positions by (ii) stockholders' equity.

(8)	The Hedge ratio for the period is calculated by dividing Interest Rate Swaps and Interest Rate Caps notional amount by total repurchase agreements.

(9)	Book value per common share is calculated by dividing total stockholders' equity less the liquidation value of preferred stock at period end by common shares outstanding at period end.

(10)	The weighted-average amortized cost of Agency RMBS and U.S. Treasuries is calculated using a weighted-average cost by security divided by the current face at period end.

(11)	The average yield on settled Debt Securities for the period is calculated by dividing total interest income by average settled Debt Securities.

(12)
The average yield on total Debt Securities including Drop Income for the period is calculated by dividing total interest income plus Drop Income by average total Debt Securities. Drop Income was $7.2 million, $8.7 million and $9.4 million for the Third Quarter, Second and First Quarter, respectively. Drop Income is a component of our net realized and unrealized gain (loss) on investments and derivative instruments in the consolidated statements of operations.

(13)	The average cost of funds for the period is calculated by dividing repurchase agreement interest expense by average repurchase agreements for the period.

(14)	The average cost of funds and hedge for the period is calculated by dividing repurchase agreement and swap and cap interest expense by average repurchase agreements.

(15)	The adjusted average cost of funds and hedge for the period is calculated by dividing repurchase agreement and swap and cap interest expense by average Debt Securities liabilities.

(16)	The interest rate spread net of hedge for the period is calculated by subtracting average cost of funds and hedge from average yield on settled Debt Securities.

(17)
The interest rate spread net of hedge including Drop Income for the period is calculated by subtracting adjusted average cost of funds and hedge from average yield on total Debt Securities including Drop Income.

(18)	The operating expense ratio for the period is calculated by dividing operating expenses by average stockholders' equity.

(19)	The total stockholder return on common equity is calculated as the change in book value plus dividend distributions on common stock divided by book value at the beginning of the period.

(20)	CPR represents the weighted-average 1-month CPR of the Company's Agency RMBS during the period.

*	All percentages are annualized except total stockholder return on common equity.
Portfolio
The Company's Debt Securities portfolio, including net TBA Derivatives, at fair value, increased to approximately $12.9 billion at September 30, 2017 from $12.6 billion at June 30, 2017. During the first quarter of 2017, we continued to sell lower yielding, and purchase higher yielding, Agency RMBS resulting in an increase in the average yield and simultaneous decrease in the weighted-average amortized cost of our Debt Securities portfolio, which we continued to benefit from through the Third Quarter. During the Third Quarter, we replaced some of our 15-year Agency RMBS holdings with 3-year U.S. Treasuries, resulting in higher net interest income and lower price volatility as a result of special financing on U.S. Treasuries. We also experienced an increase in the weighted-average 1-month prepayment speeds during the Third Quarter to 9.5% from 7.5% in the Prior Quarter. The increase in prepayment speeds, offset by the portfolio repositioning during the Third Quarter, resulted in a 7 bps decrease in the average yield on Debt Securities during the Third Quarter to 2.79% from 2.86% in the Prior Quarter.
The following tables detail the Company's Debt Securities portfolio, inclusive of $(0.2) billion and $0.9 billion of net TBA Derivatives at September 30, 2017 and June 30, 2017, respectively (dollars in thousands):

	September 30, 2017		June 30, 2017
	Fair Value	% of Total	Fair Value	% of Total
15-Year Fixed Rate	$3,221,097	25%	$4,096,032	33%
20-Year Fixed Rate	35,930	—%	38,034	—%
30-Year Fixed Rate	8,118,117	63%	8,090,392	64%
Hybrid ARMs	518,786	4%	341,811	3%
U.S. Treasuries	1,017,964	8%	24,841	—%
Total	$12,911,894	100%	$12,591,110	100%
Key metrics related to the Company’s Debt Securities portfolio, inclusive of net TBA Derivatives, as of September 30, 2017 are summarized below:

	Face Value	Fair Value	Weighted-Average
Asset Type	(in thousands)		Cost/Face	Fair Value/Face	Yield(1)	Coupon	CPR(2)
15-Year Fixed Rate	$3,126,053	$3,221,097	$102.28	$103.04	2.15%	3.08%	10.6%
20-Year Fixed Rate	33,370	35,930	102.58	107.67	2.08%	4.50%	15.6%
30-Year Fixed Rate	7,794,616	8,118,117	103.82	104.15	2.78%	3.69%	8.8%
Hybrid ARMs (3)	505,528	518,786	102.44	102.62	2.30%	3.02%	15.6%
U.S. Treasury Securities	1,025,000	1,017,964	99.42	99.31	1.61%	1.36%	n/a
Total	$12,484,567	$12,911,894	$103.01	$103.42	2.51%	3.32%	9.7%
__________

(1) Represents a forward yield and is calculated based on the cost basis of the security at September 30, 2017.
(2) Represents CPR for those bonds held at September 30, 2017. CPR is a method of expressing the prepayment rate for a mortgage pool that assumes a constant fraction of the remaining principal is prepaid each month. Specifically, the constant prepayment rate is an annualized version of the experienced prior three-month prepayment rate. Securities with no prepayment history are excluded from this calculation.

(3) The weighted-average months to reset of our Hybrid ARM portfolio was 87.8 at September 30, 2017. Months to reset is the number of months remaining before the fixed rate on a Hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the Hybrid ARM and will reset thereafter annually.
Leverage & Liquidity
Our leverage was 7.02:1 at the end of the Third Quarter, down from 7.20:1 at the end of the Prior Quarter. As of September 30, 2017 and June 30, 2017, the Company financed its portfolio through repo borrowings approximating $10.4 billion and $9.4 billion, respectively, and recognized a payable for securities purchased net of receivable for securities sold, of approximately $1.1 billion and $0.8 billion, respectively.
At September 30, 2017 and June 30, 2017, the Company’s liquidity position, consisting of unpledged Agency RMBS, U.S. Treasuries, and cash and cash equivalents, was approximately $1.10 billion, or 68.2%, and $1.07 billion, or 69.4%, respectively, of stockholders' equity.
Financing
During the Third Quarter, the Company financed its investment portfolio with average repo borrowings of $9.8 billion and an average cost of funds of 1.30%, compared to $9.3 billion and 1.13%, respectively, during the Prior Quarter. Total interest expense increased $5.8 million to $32.0 million in the Third Quarter from $26.2 million in the Prior Quarter, as described in more detail above.
During the Third Quarter the Company did not experience a decline in the availability of repo borrowings. At September 30, 2017, repo borrowings with any individual counterparty were less than 8% of our total repo borrowings. As of September 30, 2017, we had 35 active counterparties and 52 total counterparties available to finance the Company's operations through repo borrowings.
Below is a summary, by region, of our outstanding borrowings at September 30, 2017 (dollars in thousands):

Counterparty Region	Number of Counterparties	Total Outstanding Borrowings	% of Total
North America	21	$5,607,573	54.1%
Europe	8	2,694,239	25.9%
Asia	6	2,081,414	20.0%
Total	35	$10,383,226	100.0%

Hedging
The Company utilizes interest rate swap and cap contracts (a "swap" or "cap", respectively) to manage interest rate risk associated with the financing of its Debt Securities portfolio.
As of September 30, 2017, the Company held swaps with an aggregate notional amount of $6.5 billion, a weighted-average fixed pay rate of 1.41%, a weighted-average receive rate of 1.31%, a weighted-average net pay rate of 0.10% and a weighted-average remaining maturity of 3.5 years. The receive rate on the Company's swaps is the 3-month LIBOR, which resets quarterly and stood at 1.31% at September 30, 2017, up from 1.17% at June 30, 2017. Our weighted-average fixed pay rate on swaps decreased to 1.41% at September 30, 2017 from 1.48% at June 30, 2017 as a result of the portfolio repositioning described above, and the net pay rate on swaps decreased to 0.10% at September 30, 2017 from 0.31% at June 30, 2017.
At September 30, 2017, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, a weighted-average receive rate of 1.16% and a weighted-average remaining maturity of 2.3 years. 3-month LIBOR exceeded the cap rate of 1.25% on four of our caps, making them cash flow positive. One additional cap is expected to become cash-flow positive if the Fed raises rates by another 25 bps. After repositioning and increasing the duration of our hedge portfolio, we experienced a 30 bps decrease in the net swap and cap pay rate during the Third Quarter to 11 bps from 41 bps in the Prior Quarter.
As of June 30, 2017, the Company held swaps with an aggregate notional amount of $6.6 billion, a weighted-average fixed pay rate of 1.48%, a weighted-average receive rate of 1.17%, a weighted-average net pay rate of 0.31% and a weighted-average remaining maturity of 3.6 years. At June 30, 2017, the Company held caps with a notional amount of $2.5 billion, a weighted-average cap rate of 1.28%, a weighted-average receive rate of 0.62% and a weighted-average remaining maturity of 2.5 years.

Key provisions of the Company's outstanding swaps and caps at September 30, 2017 are summarized below (dollars in thousands):

Interest Rate Swaps			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Fixed Pay Rate	Receive Rate	Net Pay (Receive) Rate
2018	$1,500,000	$2,950	1.00%	1.32%	(0.32)%
2020	1,750,000	20,695	1.45%	1.30%	0.15%
2021	1,700,000	41,051	1.21%	1.31%	(0.10)%
2022	500,000	513	1.98%	1.31%	0.67%
2024	625,000	10,650	1.88%	1.32%	0.56%
2027	400,000	3,441	2.21%	1.32%	0.89%
Total	$6,475,000	$79,300	1.41%	1.31%	0.10%

Interest Rate Caps			Weighted-Average
Expiration Year	Notional Amount	Fair Value	Cap Rate	Receive Rate	Net Cap Pay Rate
2019	$800,000	$5,102	1.34%	0.81%	0.53%
2020	1,700,000	22,758	1.25%	1.33%	(0.08)%
Total	$2,500,000	$27,860	1.28%	1.16%	0.12%

Duration Gap

The net duration gap decreased to 0.79 at September 30, 2017 from 1.03 at June 30, 2017 as a result of the asset and hedge portfolio rebalancing previously described, which we believe will result in higher net income and less book value volatility in a rising rate environment relative to the Prior Quarter.

Drop Income
"Drop Income" is a component of our net realized and unrealized gain (loss) on investments and net realized and unrealized gain (loss) on derivative instruments in the Company's Consolidated Statements of Operations, and is therefore excluded from Core Earnings. Drop Income is the difference between the spot price and the forward settlement price for the same Agency RMBS on the trade date. This difference is also the economic equivalent of the assumed net interest spread (yield less financing costs) of the Agency RMBS from trade date to settlement date. The Company derives Drop Income through utilization of forward settling transactions of Agency RMBS. The Company's Drop Income and average market value of all TBAs outstanding during the Third Quarter and Prior Quarter follow (dollars in thousands):

	September 30, 2017	June 30, 2017	$ Change
Drop Income	$7,212	$8,678	$(1,466)
Average market value of all TBAs	$1,224,175	$1,657,271	$(433,096)
Prepayments
We received $373.5 million in principal repayments and prepayments from our Agency RMBS portfolio during the Third Quarter, representing a weighted-average CPR of approximately 9.5%, which resulted in net amortization expense of $14.4 million. During the Prior Quarter, we received $305.8 million in principal repayments and prepayments from our Agency RMBS portfolio, representing a weighted-average CPR of approximately 7.5%, which resulted in net amortization expense of $12.6 million. The increase in CPR in the Third Quarter was principally due to bond seasoning factors.

Dividend
The Company declared a common dividend of $0.25 per share for the Third Quarter, unchanged from the Prior Quarter. Using the closing share price of $8.64 on September 30, 2017, the Third Quarter dividend equates to an annualized dividend yield of 11.6%.

Equity Placement Program ("EPP")
On August 4, 2017, the Company entered into an equity distribution agreement (the "Equity Distribution Agreement") with JMP Securities LLC (the "Placement Agent") whereby the Company may, from time to time, publicly offer and sell up to 20,000,000 shares of the Company’s common stock through at-the-market transactions and/or privately negotiated transactions. During the three months ended September 30, 2017, the Company issued 2,951,491 shares under the Equity Distribution Agreement at an average sales price of $8.76, per share raising approximately $25.5 million of net proceeds after deducting placement fees. As of September 30, 2017, 17,048,509 shares of common stock remained available for issuance to be sold under the Equity Distribution Agreement.
Dividend Reinvestment and Direct Stock Purchase Plan ("DSPP")
On September 15, 2017, the Company renewed its Dividend Reinvestment and Direct Stock Purchase Plan, whereby stockholders may reinvest cash dividends and purchase up to 10,000,000 shares of our common stock. Stockholders may also make optional cash purchases of shares of common stock subject to certain limitations detailed in the respective plan prospectus. For the three months ended September 30, 2017, the Company issued 290,197 at an average sales price of $8.77 per shares for net proceeds of $2.5 million, after deducting placement fees.

Share Repurchase Program
The Company did not repurchase any shares of its common stock in the Third Quarter or Prior Quarter under its share repurchase program. As of September 30, 2017, the Company had approximately $155.5 million available under the share repurchase program to repurchase shares of its common stock.
Conference Call
The Company will host a conference call at 9:00 AM Eastern Time on Thursday, October 26, 2017, to discuss its financial results for the Third Quarter. To participate in the call, please dial (888) 647-8086 at least 10 minutes prior to the start time and reference the conference passcode 1421066. International callers should dial (484) 821-5013 and reference the same passcode. The conference call will be webcast live over the Internet and can be accessed at the Company’s web site at www.cysinv.com.  To listen to the live webcast, please visit www.cysinv.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software.
A dial-in replay of the call will be available on Thursday, October 26, 2017, at approximately 12:00 PM Eastern Time through Thursday, November 9, 2017 at approximately 11:00 AM Eastern Time. To access this replay, please dial (855) 859-2056 and enter the conference ID number 1421066. International callers should dial (404) 537-3406 and enter the same conference ID number.  A replay of the conference call will also be archived on the Company’s website at www.cysinv.com.
Additional Information
The Company plans to make available a supplemental presentation ("Presentation") for the benefit of its stockholders on the Company's website, www.cysinv.com, prior to the conference call. The Presentation will be available on the Webcasts/Presentations tab of the Investor Relations section of the Company's website.
About CYS Investments, Inc.
CYS Investments, Inc. is a specialty finance company that primarily invests on a leveraged basis in residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Company refers to these securities as Agency RMBS. CYS Investments, Inc. has elected to be treated as a real estate investment trust for federal income tax purposes.
Forward-Looking Statements Disclaimer
This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those relating to market expectations, interest rates and interest rate volatility, the prices, supply and volatility of Agency RMBS, borrowing costs, earnings, yields, investment environment, hedges, inflation, forward settling transactions, liquidity, prepayments, the anticipated benefits of our portfolio and hedge repositioning, and the effect of actions of the U.S. government, the Fed, the FHFA, and the FOMC on our results. Forward-looking statements typically are identified by use of the terms such as "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "may" or similar expressions. Forward-looking statements are based on the Company's beliefs, assumptions and expectations of the Company's future performance, taking into account all information currently available to the Company. The Company cannot assure you that actual results will not vary from the expectations contained in the forward-looking statements. All of the forward-looking statements are subject to numerous possible events, factors and conditions, many of which are beyond the control of the

Company and not all of which are known to the Company, including, without limitation, market conditions and those described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which has been filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CYS INVESTMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016*
	(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and cash equivalents	$804	$1,264	$584	$1,260
Investments in securities, at fair value:
Agency mortgage-backed securities (including pledged assets of $10,291,015, $9,834,904, $9,482,227 and $10,233,165, respectively)	12,092,527	11,705,696	11,011,163	12,599,045
U.S. Treasury securities (including pledged assets of $620,730, $24,841, $26,334 and $44,469, respectively)	1,017,964	24,841	49,688	49,686
Receivable for securities sold and principal repayments	157,730	689	573	409,849
Receivable for cash pledged as collateral	—	—	—	600
Interest receivable	33,385	32,340	31,401	31,825
Derivative assets, at fair value	107,588	92,520	136,552	142,556
Other investments	8,028	8,028	8,028	8,028
Other assets	3,511	4,038	2,929	2,419
Total assets	$13,421,537	$11,869,416	$11,240,918	$13,245,268
Liabilities and stockholders' equity:
Liabilities:
Repurchase agreements	$10,383,226	$9,370,845	$9,015,594	$9,691,544
Payable for securities purchased	1,264,639	817,597	524,482	1,881,963
Payable for cash received as collateral	77,326	64,402	101,819	91,503
Accrued interest payable	34,007	28,810	25,457	27,908
Accrued expenses and other liabilities	4,058	3,045	3,559	6,170
Dividends payable	43,158	42,342	42,337	4,410
Derivative liabilities, at fair value	6,586	6,725	—	6,051
Total liabilities	$11,813,000	$10,333,766	$9,713,248	$11,709,549
Stockholders' equity:
Preferred Stock, $0.01 par value, 50,000 shares authorized:
7.75% Series A Cumulative Redeemable Preferred Stock, (3,000 shares issued and outstanding, respectively, $75,000 in aggregate liquidation preference)	$72,369	$72,369	$72,369	$72,369
7.50% Series B Cumulative Redeemable Preferred Stock, (8,000 shares issued and outstanding, respectively, $200,000 in aggregate liquidation preference)	193,531	193,531	193,531	193,531
Common Stock, $0.01 par value, 500,000 shares authorized (154,990, 151,731, 151,708 and 151,435 shares issued and outstanding, respectively)	1,550	1,517	1,517	1,514
Additional paid in capital	1,975,476	1,946,856	1,945,966	1,944,908
Retained earnings (accumulated deficit)	(634,389)	(678,623)	(685,713)	(676,603)
Total stockholders' equity	$1,608,537	$1,535,650	$1,527,670	$1,535,719
Total liabilities and stockholders' equity	$13,421,537	$11,869,416	$11,240,918	$13,245,268
Book value per common share	$8.60	$8.31	$8.26	$8.33

__________________
*    Derived from audited consolidated financial statements.

CYS INVESTMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended
(dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017
Interest income:
Agency RMBS	$78,809	$77,027	$73,227
Other	152	61	86
Total interest income	78,961	77,088	73,313
Interest expense:
Repurchase agreements	31,971	26,182	21,221
Total interest expense	31,971	26,182	21,221
Net interest income	46,990	50,906	52,092
Other income (loss):
Net realized gain (loss) on investments	(5,215)	(19,831)	(66,044)
Net unrealized gain (loss) on investments	36,337	51,299	63,478
Other income	38	39	47
Net realized and unrealized gain (loss) on investments and other income	31,160	31,507	(2,519)
Swap and cap interest expense	(6,948)	(8,434)	(8,327)
Net realized and unrealized gain (loss) on derivative instruments	22,117	(18,324)	(1,012)
Net gain (loss) on derivative instruments	15,169	(26,758)	(9,339)
Total other income (loss)	46,329	4,749	(11,858)
Expenses:
Compensation and benefits	2,994	3,004	3,776
General, administrative and other	2,140	2,426	2,438
Total expenses	5,134	5,430	6,214
Net income (loss)	$88,185	$50,225	$34,020
Dividends on preferred stock	(5,203)	(5,203)	(5,203)
Net income (loss) available to common stockholders	$82,982	$45,022	$28,817
Net income (loss) per common share basic & diluted	$0.54	$0.30	$0.19
Core Earnings
"Core Earnings" represents a non-GAAP financial measure and is defined as net income (loss) available to common stockholders excluding net realized and unrealized gain (loss) on investments and derivative instruments. Management uses Core Earnings to evaluate the effective yield of the portfolio after operating expenses. The Company believes that providing users of the Company's financial information with such measures, in addition to the related GAAP measures, gives investors greater transparency and insight into the information used by the Company's management in its financial and operational decision-making.
The primary limitation associated with Core Earnings as a measure of the Company's financial performance over any period is that it excludes the effects of net realized and unrealized gain (loss) on investments and derivative instruments. In addition, the Company's presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, which may use different calculations. As a result, Core Earnings should not be considered a substitute for the Company's GAAP net income (loss), a measure of our financial performance or any measure of our liquidity under GAAP.

The following table reconciles Net income to Core Earnings, a non-GAAP measure, and summarizes Core Earning plus Drop Income for the periods presented.

	Three Months Ended
(dollars in thousands, except per share data)	September 30, 2017	June 30, 2017	March 31, 2017
Net income (loss) available to common stockholders	$82,982	$45,022	$28,817
Net realized (gain) loss on investments	5,215	19,831	66,044
Net unrealized (gain) loss on investments	(36,337)	(51,299)	(63,478)
Net realized and unrealized (gain) loss on derivative instruments	(22,117)	18,324	1,012
Core Earnings	$29,743	$31,878	$32,395
Core Earnings per average share	$0.19	$0.21	$0.21
Drop Income	$7,212	$8,678	$9,382
Drop Income per average share	$0.05	$0.06	$0.07
Core Earnings plus Drop Income	$36,955	$40,556	$41,777
Core Earnings plus Drop Income per average share	$0.24	$0.27	$0.28